Exhibit 99.1

Press Release:	Source: KMG America Corporation
For Immediate Release
Contact:	Sylvia Knight
Ph: (888) 313-4534, ext. 5956
sylvia.knight@kmgamerica.com

KMG America Reports Net Income for First Quarter 2005

Minneapolis, MN, May 16, 2005 – KMG America Corporation (NYSE: KMA) today reported net income for the first quarter of 2005 of $1.0 million, or $.05 per diluted share.  KMG America was formed on January 21, 2004, and commenced its insurance operations shortly before December 21, 2004, when it completed its initial public offering of common stock and used a portion of the proceeds to complete its acquisition of Kanawha Insurance Company.  Results of operations, cash flows and changes in shareholders’ equity for the quarter ended March 31, 2004 and December 31, 2004, reflect the historical operations of Kanawha only and do not include GAAP purchase accounting “PGAAP” adjustments reflecting the acquisition or KMG America’s operations from December 21, 2004, through December 31, 2004.  Results of operations, cash flows and changes in shareholders’ equity for the quarter ended March 31, 2005, and KMG America’s financial position as of December 31, 2004, and March 31, 2005, have been adjusted for PGAAP adjustments reflecting the Kanawha acquisition.  Pro forma statements of operations for 2004 are presented that adjust the first quarter 2004 and the fourth quarter 2004 statements of operations for the actual dollar value impact that the December 31, 2004, balance sheet PGAAP adjustments had on the first quarter 2005 statement of operations to allow for a more meaningful comparison of period-over-period results.  A reconciliation of pro forma net income back to GAAP net income is provided in the attached tables.

Additionally, in order to facilitate period-over-period comparisons, expenses relating to the new KMG America activity (which includes expenses incurred in Kanawha related to the acquisition in the fourth quarter of 2004, as well as expenses of the new executive office, holding company and new sales and underwriting management and related staffing in both years), have been identified separately on the income statements.  Operating trends specific to the Kanawha predecessor business are therefore more easily identified.

For the first quarter of 2005, KMG America reported net income of $1.0 million, or $.05 per diluted share, compared to net income for the first quarter of 2004 of $0.1 million.  Net income for the first quarter of 2004 was impacted by a one-time expense which reduced investment income in March of 2004 for a pretax $1.6 million incentive payment ($1.0 million net of taxes) to one of Kanawha’s outside investment managers.  Operating income in the first quarter of 2005 was $1.0 million (excludes realized investment gains of $0.0 million, net of taxes), or $.05 per diluted share, compared to operating income of $1.0 million (excludes realized investment gains of $0.1 million, net of taxes and a one-time incentive payment of $1.0 million, net of taxes) in the first quarter of 2004.

Net income for the first quarter of 2005 was $1.0 million, or $.05 per diluted share, compared to pro forma net income for the first quarter of 2004 of $2.2 million, or $0.10 per diluted share.  Pro forma net income for first quarter 2004 included the one-time pretax expense of $1.6 million in March of 2004 relating to the aforementioned incentive payment.  Operating income in the first quarter of 2005 was $1.0 million (excludes realized investment gains of $0.0 million, net of taxes), or $.05 per diluted share, compared to pro forma operating income of $3.1 million (excludes realized investment gains of $0.1 million, net of taxes and a one-time incentive payment of $1.0 million, net of taxes), or $.14 per diluted share, in the first quarter of 2004.

KMG America Chairman, President and Chief Executive Officer, Kenneth Kuk, commenting on these results, said, “KMG America’s first quarter 2005 results are largely influenced by the success we’ve experienced in building our national sales organization more quickly than expected as well as our decision to invest at the shorter end of the yield curve where we believe there is more relative value, but lesser current yields.  Additionally the costs of the infrastructure required to operate as a public company didn’t exist in the comparative period of 2004.  At this stage of our development our objective is to build the foundation for future growth while maintaining a level of profitability.  Our first quarter results are consistent with that strategy.”

Expenses in the first quarter of 2005 compared to first quarter of 2004 increased by $3.4 million primarily due to $2.4 million of start up expenditures related to growing our national sales organization and the additional infrastructure required to operate as a public company incurred in the first quarter of 2005.  Policyholder benefits in the first quarter of 2005 compared to the first quarter of 2004 decreased by $2.1 million and was favorably impacted by the PGAAP adjustment to record policy and contract reserves at fair value at December 31, 2004.  This adjustment produced increased reserve balances, which should result in smaller reserve increases in the future.  This adjustment also favorably impacts the benefits to premium ratios that are discussed in the segment results below.

Investment income in the first quarter of 2005 compared to the first quarter of 2004 increased by $1.3 million due primarily to a one-time incentive payment of $1.6 million to one of Kanawha’s outside investment managers in March, 2004.  Investment income for the first quarter of 2005 was also adversely impacted by $0.5 million of amortization related to the approximately $18 million adjustment to fair value made to the cost basis of Kanawha’s fixed income and mortgage loan investments at December 31, 2004.  Investment portfolio yield declined to 4.60% in the first quarter of 2005 compared to 5.95% in the first quarter of 2004, reflecting this fair value adjustment as well as the continued effect of the low interest rate environment and our decision to seek shorter term investments where we perceive more value currently.  We did invest during the first quarter of 2005 approximately $25 million of the approximately $117 million of cash and equivalents on December 31, 2004 in longer term securities when the 10 year Treasury rate increased in mid-to-late March by over 50 basis points above its first quarter low.  A subsequent decline in rates caused us to put further longer term investments on hold.  The decline in average portfolio yield had a proportional impact on the first quarter business segment results discussed below.

FIRST QUARTER BUSINESS SEGMENT RESULTS

All business segment earnings variances are stated on a pro forma pretax operating income basis.  Prior periods include adjustments to the first quarter 2004 and fourth quarter 2004 statements of operations for the actual dollar value impact that the December 31, 2004, balance sheet PGAAP adjustments had on the first quarter 2005 statements of operations, and exclude realized investment gains.  Operating income for the first quarter of 2004 also excludes the one-time $1.6 million incentive payment to one of Kanawha’s outside investment managers in March, 2004.  This variance discussion corresponds to the pro forma segment results tables that are attached.

Worksite Insurance

The worksite insurance segment includes life and health insurance products that are marketed primarily to employers and their employees in the southeastern United States.  Products include life, disability, dental, indemnity health and critical illness insurance.

The worksite insurance segment reported pretax operating income of $0.1 million in the first quarter of 2005, compared to pro forma pretax operating income of $1.6 million in the first quarter of 2004, a reduction of $1.5 million.  Expenses were higher by $1.3 million due largely to $0.9 million of expenses incurred in the first quarter of 2005 that were not incurred in the first quarter of 2004 related to the new sales organization that will target larger employers nationwide.  Premiums in the first quarter of 2005 increased by $0.6 million from the comparable period in 2004 reflecting improved sales results from Kanawha’s distribution channel that targets smaller employers primarily in the southeastern United States. The benefit ratio in the first quarter of 2005 was 74.3% compared to 75.5% (pro forma basis) in the first quarter of 2004, reflecting slightly favorable claims experience. The first quarter 2005 benefit ratio of 74.3% compared unfavorably to the fourth quarter of 2004 pro forma benefit ratio of 67.0% due primarily to unfavorable claims experience in the cancer and medicare supplement lines.

Senior Market Insurance

The senior market insurance segment includes long term care insurance products marketed directly to individual customers by independent agents primarily in the southeastern United States.

The senior market insurance segment reported pretax operating income of $0.9 million in the first quarter of 2005, compared to pro forma pretax operating income of $1.5 million in the first quarter of 2004.  Premiums in the first quarter of 2005 increased by $0.3 million from the comparable period in 2004 due to higher renewal premiums, offset by lower new sales premiums.  The benefit ratio in the first quarter of 2005 was 78.7%, up from 75.4% (pro forma basis) in the first quarter of 2004 due largely to the overall weighting effect of lower new business sales in the first quarter of 2005.  New business sales typically have a lower initial benefit ratio compared to renewal business.

Third Party Administration

The third party administration segment provides a wide range of insurance product administration, claims handling, eligibility administration, call center and support services, primarily for the insurance products offered by our worksite insurance and senior market businesses.  It also provides administrative and managed care services to third parties.

The third party administration segment reported pretax operating income of $0.3 million in the first quarter of 2005, compared to pretax operating income of $0.4 million in the first quarter of 2004.   While both fee income and expenses were higher in the first quarter of 2005 than in the comparable prior year period, expense growth in the first quarter of 2005 modestly outpaced the growth in fee income resulting in a slight decrease in pre-tax operating income.  Some of the expense growth is attributable to the success of our strategy of targeting employers with a larger number of employees than Kanawha previously targeted.

Acquired Business

Our predecessor acquired over time, through assumption and indemnity reinsurance transactions, a number of closed blocks of life and health insurance business.

The acquired business segment reported pretax operating income of $1.1 million in the first quarter of 2005, compared to pro forma pretax operating income of $0.9 million in the first quarter of 2004.  The improvement is due primarily to improved claims experience.  The benefit ratio improved to 127.4% in first quarter of 2005, compared to 155.8% (pro forma basis) in the first quarter of 2004.  The first quarter 2005 benefit ratio of 127.4% compares favorably to the fourth quarter 2004 pro forma benefit ratio of 210.2% due to improvements across most of the acquired blocks of business.

Corporate and Other

This segment includes investment income earned on the investment portfolio allocated to capital and surplus, as well as all realized investment capital gains and losses which are not allocated by line of business.  This segment also includes marketing allowances, commissions and related expenses pertaining to product sales for other insurance carriers, which are currently not material.  In addition, this segment includes certain unallocated expenses, primarily deferred compensation and incentive compensation costs, and other unallocated immaterial items.

The corporate and other segment reported a first quarter 2005 pretax operating loss of $0.9 million, compared to pro forma pretax operating income of $0.3 million in the first quarter of 2004, a decline of $1.2 million.  The reason for the earnings decline was $1.4 million of expenses attributed to establishing the infrastructure required to operate as a public company.  These expenses did not exist in the first quarter of 2004.

BUSINESS DEVELOPMENTS

Mr. Kuk, commenting on the execution of KMG’s business plan, stated:  “We slowed the pace of growth of our new sales organization in the first quarter but remain on track to have 2005 hiring objectives accomplished by the end of the third quarter.  Other critical initiatives include product development, efficiency studies of our administrative operation, and in depth analysis of Kanawha’s distribution systems.  We are ahead of our plan on all fronts and clearly satisfied with our progress.”

FIRST QUARTER 2005 EARNINGS CONFERENCE CALL

KMG America will hold a conference call on Monday, May 16, at 10:00 a.m. Eastern Standard Time to discuss its first quarter 2005 results. This call is being webcast by Thomson/CCBN and can be accessed from KMG America’s website, www.kmgamerica.com. Please click on “Analyst/Investor” and there will be a link on the top right for the Q1 Conference Call. Please register approximately 5 minutes prior to the call. A rebroadcast will be available after noon on May 16 and may be accessed using the same instructions.  The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors.  Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

*     *     *

Non-GAAP Financial Measures

•                  Operating Income - To supplement the financial statements presented on a GAAP basis, the company reported “operating income,” which is a non-GAAP measure.  Operating income is defined as net income excluding realized investment gains (losses), net of income taxes, and excluding non-recurring items, net of income taxes.  Management believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful additional information to evaluate the performance of the business, because it excludes items that management believes are not indicative of the operating results of the business.  In addition, this non-GAAP measure is used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income determined in accordance with GAAP.

•                  Pro Forma Financial Information - To supplement the financial statements presented on a GAAP basis, the company reported “pro forma” financial information that adjusts first quarter 2004 and the fourth quarter 2004 statements of operations for the actual dollar value impact that the December 31, 2004, balance sheet PGAAP adjustments had on the first quarter 2005 statement of operations.  Such pro forma financial information is a non-GAAP measure.  Management believes this pro forma non-GAAP measure provides investors, potential investors, securities analysts and others with useful additional information to evaluate the performance of the business, because these purchase accounting adjustments relating to the Kanawha acquisition have been incorporated in KMG America’s financial statements for the first quarter of 2005 and will be incorporated in later reporting periods.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the results of operations or financial position of the company determined in accordance with GAAP.

A reconciliation of the non-GAAP financial measures contained in this release to the most comparable GAAP measures appears in the attached tables.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause KMG America Corporation’s actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: implementation of its business strategy; hiring and retaining key employees; predicting and managing claims and other costs; fluctuations in its investment portfolio; financial strength ratings of its insurance subsidiary; government regulations, policies and investigations affecting the insurance industry; competitive insurance products and pricing; reinsurance costs; fluctuations in demand for insurance products; possible recessionary trends in the U.S. economy; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

KMG America Corporation and Predecessor

Consolidated Statements of Income (GAAP basis, unaudited)

(in thousands, except percentages)

	KMG America	Predecessor	Predecessor
	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004

Insurance premiums	$26,198	$25,604	$25,338
Net investment income	6,653	6,029	5,390 (1)
Commission and fee income	3,568	3,303	3,352
Realized investment gains	27	3,141	215
Other income	792	852	747
Total revenues	37,238	38,929	35,042

Policyholder benefits	20,430	21,961	22,541
Insurance commissions, net of deferrals	2,666	2,540	2,345
General insurance expenses - Kanawha only	7,107	7,096	6,095
General insurance expenses - KMGA new activity	2,353	1,144	—
Insurance taxes, licenses and fees	1,320	1,306	1,129
Depreciation	696	535	703
Amortization of DAC and VOBA (2)	1,085	2,641	2,091
Total benefits and expenses	35,657	37,223	34,904

Income before income taxes	1,581	1,706	138
(Provision) for income taxes	(561)	(819)	(47)
Net income	$1,020	$887	$91

Operating income (loss) (3)	$1,002	$(1,155)	$960
Operating income excluding KMGA new expenses	$2,532	$(411)	$960

Benefit ratio (4)	78.0%	85.8%	89.0%

Average portfolio yield (5)	4.60%	4.90%	5.95%

Average invested assets	$499,265	$447,445	$459,721

Average cash and equivalents	$79,664	$44,250	$3,602

(1)               Net investment income for the quarter ended March 31, 2004, included a one-time expense in March 2004, for a $1.6 million incentive payment to one of Kanawha’s outside investment managers at the conclusion of the contract period.

(2)               DAC:  Deferred Acquisition Costs, VOBA:  Value of Business Acquired.

(3)               Operating income is defined as net income excluding realized investment gains (losses), net of income taxes, and excluding non-recurring items, net of income taxes, which, for the quarter ended March 31, 2004, included the one-time $1.0 million, net of tax, incentive payment identified in footnote 1.

(4)               Benefit ratio is defined as policyholder benefits (equal to incurred claims plus increases in policyholder active life reserves) divided by net premiums.

(5)               Average portfolio yield is defined as net investment income divided by average invested assets plus average cash and equivalents.  Note that first quarter 2004 average portfolio yield excludes the impact of the one-time pretax $1.6 million incentive payment identified in note 1.

KMG America Corporation and Subsidiary

Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2005	December 31, 2004 (1)
	(Unaudited)
Assets:
Cash and cash equivalents	$41,929	$117,400
Investments	530,669	461,141
Total cash and investments	572,598	578,541
Accrued investment income	5,223	4,912
DAC	3,015	—
VOBA	73,740	74,481
Other assets	113,584	112,117
Total assets	$768,160	$770,051

Liabilities and shareholders’ equity:
Total policy and contract liabilities	$533,778	$530,915
Deferred income taxes	6,224	6,502
Other liabilities	43,718	44,846
Total liabilities	583,720	582,263
Total shareholders’ equity	184,440	187,788
Total liabilities and shareholders’ equity	$768,160	$770,051

Book value per share:
Basic	$8.36	$8.51	(2)
Diluted	$8.34	$8.44	(2)

Ending shares outstanding:
Basic	22,072	22,072
Diluted (3)	22,104	22,242

(1)               December 31, 2004 balance sheet is stated on PGAAP accounting basis and reflects the balance sheets of both the Predecessor and KMG America as of December 31, 2004.  Please refer to the supplemental Pro Forma schedules that follow for the details of the PGAAP and KMG America adjustments.

(2)               Book values per share on December 31, 2004, are based on the number of shares issued in the IPO plus shares issued to the founders prior to the IPO.

(3)               Diluted shares were calculated using the treasury stock method.

KMG America Corporation and Predecessor

Consolidated Statements of Income - (Unaudited)

(in thousands, except share data and percentages)

		Predecessor
	KMG America	Pro Forma Adjusted to PGAAP
	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004

Insurance premiums	$26,198	$25,604	$25,338
Net investment income	6,653	5,561	4,922
Commissions and fees	3,568	3,303	3,352
Realized investment gains	27	3,141	215
Other income	792	852	747
Total revenues	37,238	38,461	34,574

Policyholder benefits	20,430	19,331	19,911
Insurance commissions, net of deferrals	2,666	2,540	2,345
General insurance expenses - Kanawha only	7,107	7,096	6,095
General insurance expenses - KMGA new activity	2,353	1,144	—
Insurance taxes, licenses and fees	1,320	1,306	1,129
Depreciation	696	678	846
Amortization of DAC & VOBA	1,085	1,430	880
Total benefits and expenses	35,657	33,525	31,206

Income before income taxes	1,581	4,936	3,368
(Provision) for income taxes	(561)	(1,950)	(1,178)
Net income	$1,020	$2,987	$2,191

Pro forma net income per share:
Basic	$0.05	$0.14	$0.10
Diluted	$0.05	$0.13	$0.10

Pro forma operating income (loss) : (1)
Worksite Insurance	$94	$693	$1,052
Senior Market	597	982	964
Third Party Administration	179	54	268
Acquired	723	(244)	566
Corporate and Other	(592)	(541)	209
Total pro forma operating income	$1,002	$945	$3,060
• Total excluding KMGA new expenses	$2,532	$1,688	$3,060

Pro forma operating income per share:
Basic	$0.05	$0.04	$0.14
Diluted	$0.05	$0.04	$0.14

Weighted-average shares outstanding: (2)
Basic	22,072	22,072	22,072
Diluted	22,156	22,242	22,156

Benefit ratio	78.0%	75.5%	78.6%

Average portfolio yield	4.60%	4.52%	5.59%

(1)               Operating income is defined as net income excluding realized investment gains (losses), net of income taxes, and excluding non-recurring items, net of income taxes, which, for the quarter ended March 31, 2004, included the one-time $1.0 million, net of tax, incentive payment to one of Kanawha’s outside investment managers in March, 2004.

(2)               Shares outstanding for the first quarter of 2004 assume the same number of shares outstanding as the first quarter of 2005.

PRO FORMA SEGMENT RESULTS (Unaudited)

(in thousands)

To supplement the financial statements presented on a GAAP basis, the company reported “pro forma” financial information that adjusts the first quarter 2004 and the fourth quarter 2004 statements of operations for the actual dollar impact that the Decemer 31, 2004, balance sheet PGAAP adjustments had on the first quarter 2005 statement of operations.  Pretax operating income excludes realized investment gains and non-recurring items, such as the one-time $1.6 million incentive payment to one of Kanawha’s outside investment managers in March, 2004.

	KMG America	Predecessor
	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Worksite Insurance Business:
Insurance premiums	$14,658	$14,002	$14,025
Net investment income	1,782	1,384	1,710
Commissions and fees	—	—	—
Net realized gains	—	—	—
Other income	49	45	130
Total revenues	16,489	15,431	15,865
Policyholder benefits	10,890	9,382	10,589
Commissions, net of deferrals	1,078	1,061	873
Expenses, taxes, fees and depreciation *	2,695	2,688	2,297
Expenses - KMGA new activity only	860	—	—
Amortization of DAC	820	983	490
Total benefits and expenses	16,343	14,114	14,249
Income (loss) before federal income taxes	$146	$1,317	$1,616

Income (loss) before federal income taxes excluding KMGA new expenses	$1,006	$1,317	$1,616

Total Assets	$168,714	$169,761	$152,155

Senior Market Insurance Business:
Insurance premiums	$10,601	$10,267	$10,323
Net investment income	1,012	930	730
Commissions and fees	—	—	—
Net realized gains	—	—	—
Other income	657	677	495
Total revenues	12,270	11,874	11,548
Policyholder benefits	8,345	7,143	7,779
Commissions, net of deferrals	1,489	1,373	1,365
Expenses, taxes, fees and depreciation *	1,139	1,021	544
Amortization of DAC	371	472	379
Total benefits and expenses	11,344	10,009	10,067
Income before federal income taxes	$926	$1,865	$1,481

Total Assets	$168,486	$160,382	$125,541

* includes expenses for Kanawha legacy only

	KMG America	Predecessor
	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Third Party Administration Business:
Insurance premiums	$—	$—	$—
Net investment income	—	—	—
Commissions and fees	3,483	3,235	3,346
Net realized gains	—	—	—
Other income	1	—	1
Total revenues	3,484	3,235	3,347
Policyholder benefits	—	—	—
Commissions, net of deferrals	—	—	—
Expenses, taxes, fees and depreciation *	3,206	3,132	2,935
Amortization of DAC	—	—	—
Total benefits and expenses	3,206	3,132	2,935
Income before federal income taxes	$278	$103	$412

Total Assets	$8,406	$8,186	$7,171

Acquired Business:
Insurance premiums	$938	$1,335	$990
Net investment income	2,063	1,837	2,201
Commissions and fees	—	—	—
Net realized gains	—	—	—
Other income	13	35	25
Total revenues	3,014	3,207	3,216
Policyholder benefits	1,195	2,806	1,542
Commissions, net of deferrals	99	106	107
Expenses, taxes, fees and depreciation *	704	783	686
Amortization of DAC	(105)	(25)	11
Total benefits and expenses	1,893	3,670	2,346
Income (loss) before federal income taxes	$1,121	$(463)	$870

Total Assets	$212,188	$215,851	$201,033

Corporate & Other:
Insurance premiums	$—	$—	$—
Net investment income	1,797	1,410	1,833
Commissions and fees	85	68	6
Net realized gains	—	—	—
Other income	71	95	95
Total revenues	1,953	1,573	1,934
Policyholder benefits	—	—	—
Commissions, net of deferrals	—	—	—
Expenses, taxes, fees and depreciation *	1,423	1,456	1,608
Expenses - KMGA new activity only	1,447	1,144	—
Amortization of DAC	—	—	—
Total benefits and expenses	2,870	2,600	1,608
Income (loss) before federal income taxes	$(917)	$(1,027)	$326
Income (loss) before federal income taxes excluding KMGA new expenses	$530	$117	$326

Total Assets	$210,366	$157,714	$223,489

* includes expenses for Kanawha legacy only

KMG America Corporation
Reconciliation of Pro Forma Consolidated Statements of Income (Unaudited)
(in thousands)

	KMG America	Predecessor	Predecessor
	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Net income as reported	$1,020	$887	$91

Restatement to Purchase Accounting: (1)
Adjustment to investment income (2)	—	(468)	(468)
Adjustment to change in benefit reserves (3)	—	2,630	2,630
Amortization of other intangible assets (4)	—	(143)	(143)
Amortization of DAC and VOBA (5)	—	1,211	1,211
Taxes on the above	—	(1,131)	(1,131)

Net income - Pro Forma	$1,020	$2,987	$2,191

(1)               Pro forma restatement of earnings to include 1Q05 PGAAP adjustments in all comparable periods.

(2)               Reflects the amortization of fair value adjustment to the cost basis of Kanawha’s fixed income and mortgage loan investments.

(3)               To record the adjustment to historical benefit expense to reflect the new benefit expense relating to the future policy and contract reserves restated to fair value.

(4)               To record amortization of the fair value of $7.7 million of certain intangible assets including product approvals in 45 states and future revenues associated with the customer relationships of Kanawha Healthcare Solutions, a wholly-owned direct subsidiary of Kanawha.

(5)               Reflects the adjustment to remove historical amortization of DAC and VOBA and to record amortization of the restated VOBA established on the balance sheet as of December 31, 2004.

Kanawha Predecessor
Reconciliation of Pro Forma Reporting Segment Results (Unaudited)
(in thousands)

	Worksite Insurance Segment		Senior Insurance Segment
	December 31, 2004	March 31, 2004	December 31, 2004	March 31, 2004
Pretax income as reported	$(662)	$(363)	$971	$587

Restatement to Purchase Accounting: (1)
Adjustment to investment income (2)	306	306	(52)	(52)
Adjustment to change in benefit reserves (3)	941	941	1,145	1,145
Amortization of DAC and VOBA (5)	732	732	(199)	(199)

Pretax operating income - pro forma	$1,317	$1,616	$1,865	$1,481

	Acquired Insurance Segment		Corporate and Other Segment
	December 31, 2004	March 31, 2004	December 31, 2004	March 31, 2004
Pretax income as reported	$(1,674)	$(341)	$2,968	$(157)

Adjust for realized investment gains			$(3,141)	$(215)
Adjust for one-time incentive payment	$1,552

Restatement to Purchase Accounting: (1)
Adjustment to investment income (2)	(11)	(11)	(711)	(711)
Adjustment to change in benefit reserves (3)	544	544	—	—
Amortization of other intangible assets (4)			(143)	(143)
Amortization of DAC and VOBA (5)	678	678	—	—

Pretax operating income - pro forma	$(463)	$870	$(1,027)	$326

(1)               Pro forma restatement of earnings to include 1Q05 PGAAP adjustments in all comparable periods.

(2)               Reflects the amortization of fair value adjustment to the cost basis of Kanawha’s fixed income and mortgage loan investments.

(3)               To record the adjustment to historical benefit expense to reflect the new benefit expense relating to the future policy and contract reserves restated to fair value.

(4)               To record amortization of the fair value of $7.7 million of certain intangible assets including product approvals in 45 states and future revenues associated with the customer relationships of Kanawha Healthcare Solutions, a wholly-owned direct subsidiary of Kanawha.

(5)               Reflects the adjustment to remove historical amortization of DAC and VOBA and to record amortization of the restated VOBA established on the balance sheet as of December 31, 2004.

KMG America Corporation and Predecessor

Consolidated Balance Sheet (Unaudited) - December 31, 2004

(in thousands, except per share data)

		KMG	Purchase GAAP		KMG
	Kanawha	America	Adjustments		America
	Historical	Historical	Incr (Decr)		Consolidated
Assets:
Cash and cash equivalents	$69,268	$48,132	$—		$117,400
Investments	459,844	—	1,297	(1)	461,141
Total cash and investments	529,112	48,132	1,297		578,541
Accrued investment income	4,909	3	—		4,912
Deferred acquisition costs (DAC)	87,339	—	(87,339	)(2)	—
Value of business acquired (VOBA)	26,579	—	47,902	(3)	74,481
Goodwill	1,258	—	(1,258	)(4)	—
Other assets	90,971	117	21,029	(5)	112,117
Total Assets	$740,168	$48,252	$(18,369)		$770,051

Liabilities and shareholders’ equity:
Total policy and contract liabilities	$486,654	$—	$44,261	(6)	$530,915
Deferred income taxes	28,117	—	(21,615	)(7)	6,502
Other liabilities	29,484	16,236	(874	)(8)	44,846
Total Liabilities	544,255	16,236	21,772		582,263
Total shareholders’ equity	195,913	32,016	(40,141)		187,788
Total liabilities and shareholders’ equity	$740,168	$48,252	$(18,369)		$770,051

Book value per share:
Basic					$8.51
Diluted					$8.44

Ending shares outstanding:
Basic					22,072
Diluted					22,242

(1)               To value Kanawha’s investment portfolio at its estimated fair value.

(2)               To eliminate Kanawha’s deferred acquisition cost balance.

(3)               To eliminate Kanawha’s value of business acquired and replace it with the present value of future profits of the business acquired.

(4)               To eliminate Kanawha’s goodwill balance.

(5)               To record the fair value of certain intangible assets including trade names ($6.1 million);  licenses to conduct insurance in 45 states ($3.7 million); product approvals in 45 states ($2.8 million); future revenues associated with the customer relationships of Kanawha HealthCare Solutions ($4.9 million); and change in fair value of reinsurance receivable asset ($3. 5 million) related to ceded portion of policy and contract reserve referenced in footnote 6.

(6)               To record the change in Kanawha’s policy and contract reserves to fair value (direct before reinsurance ceded).

(7)               To adjust the deferred tax liability of Kanawha to account for the difference between the estimated fair value of the net assets acquired and the tax basis of the net assets acquired.

(8)               To adjust miscellaneous other liabilities to estimated fair value.

KMG America Corporation and Predecessor

Statistical and Operating Data at or for the Periods Indicated

(in thousands, except percentages)

OTHER FINANCIAL DATA

Unaudited

	KMG America	Predecessor	Predecessor
	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Sales - issued and paid for annualized premiums:
Worksite insurance segment
Life	$619	$611	$437
Cancer	508	654	567
Disability income	1,311	1,619	949
Total worksite insurance	2,438	2,884	1,953
Senior market insurance segment
Long term care	447	513	1,333
Total senior market insurance	447	513	1,333
All other	659	2,152	324
Total sales	$3,544	$5,549	$3,610

	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Pro forma benefit ratios: (1)
Worksite insurance	74.3%	67.0%	75.5%
Senior market insurance	78.7%	69.6%	75.4%
Acquired business	127.4%	210.2%	155.8%
Total company	78.0%	75.5%	78.6%

(1)               benefit ratio is defined as total policyholder benefits (equal to incurred claims plus increases in policyholder active life reserves) divided by total net premiums and are all stated on a pro forma basis by incorporating the actual first quarter 2005 PGAAP adjustments into the fourth quarter 2004 and first quarter 2004 results for comparability purposes.